Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
CASH PROFIT SHARING PLAN

Amended and restated March 4, 2014

Core Molding Technologies, Inc. (the “Company”) has established an annual cash profit sharing plan (the “Plan”) for its officers, key managers, salaried, and non-represented employees, which is described as follows:

1.
During the initial ninety (90) days of each calendar year of the Company, the Company's Board of Directors (“Board”) will establish a threshold for Earnings Before Taxes (“EBT”) to provide a reasonable return to the stockholders. The threshold will be based upon an 8% return on net assets (“RONA”) (defined as eight percent (8%) times adjusted assets less debt). Adjusted assets include accounts receivable, inventory, other current assets, net fixed assets less construction in progress (“CIP”), other assets, and the net present value of outstanding financed leases. Adjusted assets will be calculated using the prior year end amounts.

2.	An annual profit sharing pool will be created for profits exceeding the threshold described in #1 above.

3.
The annual profit sharing pool will be created from fifty percent (50%) of EBT above the threshold, as described above, which will be shared, as described below, with the salaried employees and non-represented employees in the form of annual profit sharing.

4.	The annual profit sharing pool will be capped at a maximum of twenty percent (20%) of EBT, as established by the Board.

5.	For each calendar year the profit sharing pool is split into four (4) groups: the “officer” group, “key manager” group, “salaried” group, and a “non-represented hourly” group, as follows:

(a)    The officer group will be allocated twenty-six and three-tenths percent (26.3%) of the pool;

(b)    The key manager group and salaried group will be allocated fifty-six and two-tenths percent (56.2%) of the pool. This pool will be initially allocated to effect a key manager group (as determined by the Board) payout (as a percentage of earnings) at 50% of the officer group payout (as a percentage of earnings); and

(c)    The non-represented hourly group will be allocated seventeen and a half percent (17.5%) of the pool.

(d)    Further, the profit sharing pool percentages specified above shall be ratably allocated to individuals in each of the groups based upon their regular wages as a percentage of aggregate regular wages.

6.
To be eligible to participate in the Plan, an individual must be actively employed on the date of the payment of the profit sharing or have retired at the age of 55 or older on or after December 31 of the profit sharing year. Officers, key managers, salaried, and non-represented hourly employees who become disabled or die during the profit sharing year will be considered eligible to participate in the Plan and to receive a payment in the normal course. Officers, key managers, salaried, and non-represented employees who are involuntarily terminated without cause on or after December 31 of the profit sharing year and who are not otherwise eligible for any severance (indemnification) required by law will be considered eligible to participate in the Plan. To the extent that Internal Revenue Code Section 162(m) (“162(m)”) is intended to apply to the Plan, the Board has the discretion to reduce, but not to increase, any payment under the Plan to a “covered employee” within the meaning of 162(m).

7.
The annual profit sharing payment will be paid to eligible participants in a lump sum distribution between January 1 and on or before March 15 of the year immediately subsequent to the profit sharing year.

8.
The Board approves all profit sharing payments and reserves the right to change the Plan (together with the Board's compensation committee to the extent 162(m) applies and such is permitted by 162(m)) as deemed necessary; provided that the Plan continues to satisfy the requirements of Internal Revenue Code Section 409A (and to the extent applicable, 162(m)).

9.
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a participant (or a participant's beneficiary) has a fixed and vested interest but which is not yet made to a participant (or a participant's beneficiary) by the Company, nothing contained herein shall give any such participant (or such participant's beneficiary) any right that is greater than those of a general unsecured creditor of the Company.

10.
No employee, participant or other person shall have any claim to any profit sharing payment under the Plan until it is paid by the Company, and there is no obligation for uniformity of treatment of employees under the Plan. The terms and conditions of profit sharing under the Plan need not be the same with respect to each recipient. Any profit sharing paid under the Plan shall be a one-time profit sharing, and shall not constitute a promise of future profit sharing payments. The Board, in its sole discretion, maintains the right to make available future profit sharing payments, if any, hereunder.